Exhibit 10.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 784-1845 (914) 789-2800 www.progenics.com

September 19, 2014

Dr. Hagop Youssoufian
14 Curlew Street
West Roxbury, MA 02132

Dear Hagop:

Progenics and you agree that:

1.              Last Day of Employment. Your last day of employment with Progenics is September 19, 2014 (the Separation Date).

2.       Consideration. In exchange for the promises contained in this Agreement and General Release and your complying with its terms:

(a)           Progenics will pay you the total amount of $220,469.04, less lawful deductions (the Severance Payment). The Severance Payment is equal to six months of your base semi-monthly salary, and will be paid in the form of salary continuation in 12 payroll period installments, in accordance with Progenics' regular pay practices and on its regular paydays. Such salary continuation will commence within two pay periods after Progenics receives fully signed duplicate originals of this Agreement, provided that you have not revoked your acceptance of it and it has become effective, as described below. Progenics will also pay to you the amount of $28,830.64, less lawful deductions, representing 17 earned but unused vacation days.

(b)            Your Company-sponsored health and welfare benefits will cease on the Separation Date. You may thereafter be entitled to elect to continue these benefits under the U.S. Consolidated Omnibus Budget Reconciliation Act (COBRA) at your own expense except as provided below, subject to the provisions of the U.S. American Recovery and Reinvestment Act of 2009. You will receive additional information concerning COBRA under separate cover. Provided you elect to receive benefits pursuant to COBRA, Progenics shall pay on your behalf premiums under your COBRA coverage for the first six months of your COBRA coverage, or until such date prior to the end of such period as you are eligible to obtain coverage under another employer-sponsored plan, at which time you will inform the Company thereof and be responsible for all future such premiums.

(c)            You and the Company are concurrently herewith entering into a three-month consulting agreement providing for you to provide consulting services to the Company for a fee of $15,000 per month, payable monthly.

3.              No Consideration Absent Execution of this Agreement. You understand and agree that you would not receive the monies and/or benefits specified in paragraph 2 above, except for your execution of this Agreement and General Release and your fulfillment of the promises contained herein that pertain to you.

4.              GENERAL RELEASE OF CLAIMS AND CAUSES OF ACTION.  You knowingly and voluntarily release and forever discharge Progenics, any current or former parent corporation, its affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, officers, directors, shareholders, attorneys, agents, accountants and other financial and other advisors of each, both individually and in their business capacities, and their employee benefit plans and programs (Employee Benefit Plans) and their administrators and fiduciaries (each and all such persons and entities, Releasees), from and in respect of any and all claims and causes of action, known and unknown, asserted or unasserted, which you have or may have against any or all Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, claims and/or causes of action arising out or as a result of any alleged violation of any of the following, each as amended:

▪	Title VII of the U.S. Civil Rights Act of 1964;
▪	The U.S. Civil Rights Act of 1870;
▪	The U.S. Civil Rights Act of 1991;
▪	Sections 1981 through 1988 of Title 42 of the United States Code;
▪	The Employee Retirement Income Security Act of 1974 (ERISA) (except for any vested benefits under any tax qualified benefit plan);
▪	The U.S. Age Discrimination in Employment Act;
▪	The U.S. Family and Medical Leave Act;
▪	The U.S. Equal Pay Act;
▪	The U.S. Immigration Reform and Control Act;
▪	The U.S. Americans with Disabilities Act of 1990;
▪	Title II of the Genetic Information Non-Discrimination Act;
▪	The U.S. Workers Adjustment and Retraining Notification Act;
▪	The U.S. Fair Credit Reporting Act;
▪	The U.S. Sarbanes-Oxley Act, to the extent permitted by law;
▪	The U.S. Dodd–Frank Wall Street Reform and Consumer Protection Act;
▪	The U.S. Uniting (and) Strengthening America (by) Providing Appropriate Tools Required (to) Intercept (and) Obstruct Terrorism (USAPATRIOT) Act of 2001;
▪	The U.S. Americans with Disabilities Act of 1990;
▪	The U.S. Americans with Disabilities Act Amendments Act of 2008;
▪	The U.S. Older Workers Benefit Protection Act;
▪	The U.S. Fair Labor Standards Act of 1938;
▪	The U.S. Lilly Ledbetter Fair Pay Act of 2009;

▪	The U.S. Occupational Safety and Health Act;
▪	The U.S. Consolidated Omnibus Budget Reconciliation Act of 1985;
▪	The New York State and New York City Human Rights Laws;
▪	The New York Wage Theft Prevention Act;
▪	The New York Executive Law;
▪	The New York Labor Law;
▪	The New York Civil Rights Law;
▪	The New York Equal Pay Law;
▪	The New York Whistleblower Law;
▪	The New York Wage-Hour and Wage Payment Laws and Regulations;
▪	The New York Minimum Wage Law;
▪	The Retaliation/Discrimination provisions of the New York Workers' Compensation Law and the New York State Disabilities Benefits Law;
▪	The New York State Worker Adjustment and Retraining Notification Act;
▪	The Westchester County Human Rights Law;
▪	any other U.S. federal, state or local law, rule, regulation, or ordinance;
▪	any public policy, contract (oral or written, express or implied), tort, or common law; or
▪	any basis for recovering costs, fees, or other expenses, including attorneys' fees, incurred in these matters.

If any claim or cause of action is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Progenics or any other Releasee identified in this Agreement and General Release is a party.

5.             Acknowledgments and Affirmations.

You affirm that you have not filed or caused to be filed, and are not currently a party to, any claim against Releasees. You shall not institute nor be represented as a party in any lawsuit, claim, complaint or other proceeding of any kind against or involving Releasees based on your employment by Progenics, except to the extent applicable law prohibits your right to waive such actions. You also affirm that you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled (whether cash, equity or otherwise) and, if applicable, has reported all hours worked for Progenics. You affirm that you have been granted any leave to which you were entitled under the U.S. Family and Medical Leave Act and/or related state or local leave or disability accommodation laws.
You further affirm that you have no known workplace injuries or occupational diseases or other conditions or disabilities.

You also affirm that you have not divulged any proprietary or confidential information of Progenics and will continue to maintain the confidentiality of such information. You acknowledge that the Employee Patent Assignment and Confidentiality Agreement and the Employee Non-Competition and Non-Solicitation Agreement most recently signed with you remains and shall remain in full force and effect.

You further affirm that you have not been retaliated against for reporting any allegations of wrongdoing by any Releasees, including but not limited to Progenics and its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement and General Release does not limit either party's right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies.

You affirm that all of Progenics' decisions regarding your pay and benefits through the date of execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

You also agree to cooperate with and be readily available to Progenics and its officers, employees, agents and advisors, as Progenics may reasonably request, to assist it in any matter or answer any inquiry, including but not limited to providing information and giving truthful testimony in any litigation or potential litigation, concerning which you may have knowledge, information or expertise, and signing routine documents for administrative purposes.

6.             Confidentiality and Return of Property. Except to the extent Progenics discloses this Agreement or information relating to the termination of your employment, you agree not to disclose any information regarding the existence or substance of this Agreement and General Release, except to your spouse, or domestic partner, tax advisor, and/or an attorney with whom you chooses to consult, provided that such individuals are advised of the confidentiality of this information and agree to maintain the confidentiality of this information, regarding your consideration of this Agreement and General Release, or as otherwise permitted by law.

You affirm that you have returned all of Progenics' property, documents, and/or any confidential information in your possession or control. You also affirm that you are in possession of all of your property that you had at Progenics' premises and that Progenics is not in possession of any of your property.

You further affirm that you have delivered to Progenics without copying or reproducing: (1) all documents, files, notes, memoranda, manuals, computer disks, computer databases, computer programs and/or other storage medium within your possession or control that reflect any trade secrets, proprietary information, product information, sales and marketing information, customer information, product information or other confidential information not known to the general public regarding Progenics ("Confidential Information"); and (2) all items or other forms of Progenics' property and/or equipment within your possession or control, including but not limited to keys, credit cards and electronic equipment. You also agree to delete any Confidential Information relating to Progenics from any computer hard drive or computer system within your possession or control that is not located on Progenics' premises.  Immediately upon your execution of this Agreement and General Release or at any other time requested by Progenics, you also agree to delete any Confidential Information relating to Releasees and/or to Releasees' current, former or prospective clients from any computer hard drive or computer system within your possession or control that is not located on Progenics' premises. However, nothing in this paragraph will prevent you from retaining any documents in your possession or control concerning your benefits and/or compensation.

7.             Mutual Nondisparagement. At all times following the date hereof, you and Progenics will express no opinions or views or knowingly take any other actions, direct or indirect, that will reflect adversely on the other party or his or its business reputation or goodwill.

8.              Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of New York without regard to the state's conflict of laws provisions. In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or to seek any damages for breach. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. You expressly consent that any action or proceeding relating to this Agreement and General Release initiated by you will only be brought in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, Westchester County. You expressly waive the right to bring any such action or proceeding in any other jurisdiction, or to have any such action or proceeding heard before a jury or an advisory jury.

9.              Nonadmission of Wrongdoing. The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

10.           Successors and Others Bound Hereby. This Agreement is and shall be binding upon and inure to the benefit of (a) Progenics and its successors and assigns, and (b) you and your heirs, executors, administrators, successors, and assigns, all of whom you intend to and do hereby bind by this Agreement.

11.            Amendment; Entire Agreement; Section Headings; Counterparts.  This Agreement and General Release may not be modified, altered or changed except in a writing that specifically references this Agreement and General Release, signed by both Parties. This Agreement and General Release sets forth the entire agreement between you and Progenics, and fully supersedes any prior agreements, understandings or obligations between you and Releasees pertaining to the subjects addressed herein, with the exception of any confidentiality, non-compete, non-solicitation and/or assignment of proprietary rights agreements or obligations previously signed or undertaken by you, including the Employee Patent Assignment and Confidentiality Agreement and the Employee Non-Competition and Non-Solicitation Agreement most recently signed with you, which remain in full force and effect. You acknowledge that you have not relied on any representations, promises, agreements or offers of any kind made to you in connection with your decision to enter into this Agreement and General Release, except for those set forth in this Agreement and General Release, employee benefit plans issued to you, any successor plans thereto, and in any confidentiality, non-compete, non-solicitation and/or assignment of proprietary rights agreements or obligations previously signed or undertaken by you. Section headings used in this Agreement and General Release are for convenience of reference only and shall not affect the meaning of any provision of this Agreement and General Release. This Agreement and General Release may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

12.           Competence to Waive Claims. You affirm that at the time you considered and signed this Agreement and General Release, you were not affected or impaired by illness, use of alcohol, drugs or other substances, or otherwise impaired. You further affirm that you are competent to execute this Agreement and General Release and knowingly and voluntarily waive any and all claims you may have against Progenics and as described in this Agreement and General Release. You affirm that you have had the opportunity to consult with an attorney of your choice prior to entering into this Agreement, have done so, and have read and understand this Agreement. You certify that you are not a party to any bankruptcy, lien, creditor-debtor or any other proceeding which you believe would impair your right or ability to waive all claims you may have against Progenics.

13.           Expiration of Offer and Effective Date of Agreement. You understand that the offer contained in this Agreement and General Release is considered withdrawn if you have not signed and returned to Progenics signed duplicate originals of this Agreement and General Release on or before the conclusion of the 45-day consideration period. This Agreement and General Release becomes effective after you and Progenics have signed duplicate originals of this Agreement and General Release or have signed counterparts of this Agreement and General Release and provided the revocation period described below has expired and you have not revoked your acceptance of this Agreement and General Release.
EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS UP TO FORTY-FIVE (45) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE. EMPLOYEE ALSO HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND GENERAL RELEASE.

  EMPLOYEE MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THE GENERAL COUNSEL, PROGENICS PHARMACEUTICALS, INC., 777 OLD SAW MILL RIVER ROAD, TARRYTOWN, NEW YORK 10591, AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE." THE REVOCATION MUST BE PERSONALLY DELIVERED TO THE GENERAL COUNSEL, OR MAILED TO THE GENERAL COUNSEL AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER THE DAY EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE.

  EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO FORTY-FIVE (45) CALENDAR DAYS CONSIDERATION PERIOD.

  EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

Progenics Pharmaceuticals, Inc.

/s/ Hagop Youssoufian, M.D.	By: /s/ Angelo W. Lovallo, Jr.
Hagop Youssoufian, M.D.	Angelo W. Lovallo, Jr.
Vice President, Finance & Treasurer

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